Exhibit 15

ACCOUNTANT’S ACKNOWLEDGEMENT

The Board of Directors of
Foot Locker, Inc.:

We acknowledge our awareness of the use therein of our report dated December 7, 2022 related to our review of interim financial information in the following Registration Statements:

-	Form S-8 No. 333-33120
-	Form S-8 No. 333-121515
-	Form S-8 No. 333-144044
-	Form S-8 No. 333-149803
-	Form S-8 No. 333-167066
-	Form S-8 No. 333-171523
-	Form S-8 No. 333-190680
-	Form S-8 No. 333-196899
-	Form S-8 No. 333-267044

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

New York, New York

December 7, 2022